Exhibit 4.2

[EXECUTION
COUNTERPART]

SECURITY AGREEMENT among VALPEY-FISHER CORPORATION as Borrower THE GUARANTORS PARTY HERETO and MIDDLESEX SAVINGS BANK as Secured Party Dated as of December 30, 2010

SCHEDULES

Schedule 3.2	Names; Incorporation; Chief Executive Offices, etc.
Schedule 3.3	Filing Actions
Schedule 3.5	Pledged Securities
Schedule 3.6	Deposit Accounts
Schedule 3.7(a)	Securities Accounts and Commodities Accounts
Schedule 3.8	Instruments and Tangible Chattel Paper
Schedule 3.9	Electronic Chattel Paper
Schedule 3.11	Commercial Tort Claims
Schedule 3.12	Intellectual Property
Schedule 3.15	Third-Party Agreements
Schedule 5.3	After-Acquired Intellectual Property

EXHIBITS

Exhibit A	[reserved]
Exhibit B	[reserved]
Exhibit C	[reserved]
Exhibit D	Form of Pledge Supplement

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of December 30, 2010 (as modified, supplemented and in effect from time to time, the “Agreement”) among VALPEY-FISHER CORPORATION, a Maryland corporation (the “Borrower”); each of the Subsidiaries of the Borrower listed under the caption “GUARANTORS” on the signature pages hereto and each Subsidiary of any Borrower that becomes a “Guarantor” after the date hereof pursuant to Section 3.18 hereof (each, a “Guarantor”, and collectively, the “Guarantors”, and together with the Borrower, the “Grantors,” and each, a “Grantor”); and MIDDLESEX SAVINGS BANK (the “Lender”), for the benefit of itself and the other Secured Parties (as such term is defined in the Loan Agreement referred to below) (in such capacity, and together with its successors in such capacity, the “Secured Party”).

R E C I T A L S:

A.           The Borrower, Guarantors and Lender are parties to a Loan Agreement, dated as of the date hereof (as modified, supplemented and in effect from time to time, the “Loan Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lender to the Borrower.  Capitalized terms used herein are defined as provided in Section 1.1 hereof.

B.           Each Guarantor has, pursuant to the Loan Agreement, unconditionally guaranteed the Secured Obligations.  The Grantors will receive substantial benefits from the execution, delivery and performance of the obligations under the Loan Agreement and the other Financing Documents and therefore, each Grantor is willing to enter into this Agreement.

D.           It is a condition to the obligations of the Lender to make Loans under the Loan Agreement that each Grantor execute and deliver this Agreement in favor of the Secured Party for the benefit of the Secured Parties.

A G R E E M E N T:

NOW THEREFORE, to induce the Lender to enter into the Loan Agreement and to extend credit thereunder, and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Secured Party hereby agree as follows:

ARTICLE I.

ARTICLE I DEFINITIONS AND INTERPRETATION

Section 1.01  Definitions.  Terms defined in the Loan Agreement are used herein as defined in the Loan Agreement.  Unless otherwise defined herein or in the Loan Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.  The following terms shall have the following meanings:

“Agreement” has the meaning assigned to such term in the Preamble hereof.

“Borrower” has the meaning assigned to such term in the Preamble hereof.

“Claims” means any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral.

“Collateral Account” has the meaning assigned to such term in Section 7.8.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the equipment, inventory or other Property of a Loan Party, in each case, in form and substance reasonably satisfactory to the Secured Party.

“Contested Liens” means, collectively, any Liens incurred in respect of any Claims to the extent that the amounts owing in respect thereof are not yet delinquent or are being contested in accordance and otherwise comply with the Loan Agreement and Section 3.17; provided, that such Liens shall in all respects be subject and subordinate in priority to the Lien created by this Agreement, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien mandates that such Lien must be superior to the Lien created and evidenced hereby.

“Contracts” means, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, licenses, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Deposit Accounts” means, collectively, with respect to each Grantor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the Collateral Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Discharge of Obligations” means satisfaction of each of the following:

(a)           the indefeasible payment in full in cash of all principal of and interest (including interest accruing on or after the commencement of any bankruptcy or insolvency proceeding, whether or not such interest would be allowed in such proceeding) on all Loans outstanding;

(b)           the indefeasible payment in full in cash of all other Secured Obligations; and

(c)           the permanent termination or expiration of all Commitments.

“Distributions” means, collectively and with respect to each Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

"Equipment" means (i) all "equipment" as defined in the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances and tools (in each case, regardless of whether characterized as equipment under the UCC), (iii) all Fixtures and (iv) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

“General Intangibles” means, collectively, with respect to each Grantor, all “general intangibles,” as such term is defined in the UCC, of such Grantor and, in any event, shall include (i) all of such Grantor’s rights, title and interest in, to and under all insurance policies and Contracts, (ii) all know-how, other Intellectual Property and warranties relating to any Pledged Collateral or any other Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Grantor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any Pledged Collateral or any other Collateral, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any Pledged Collateral or any other Collateral, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, reports, manuals, standards, catalogs, research data, computer and automatic machinery software and programs and the like, accounting information pertaining to such Grantor’s operations or any Pledged Collateral or any other Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Grantor and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims to the extent the foregoing relate to any Pledged Collateral or other Collateral and claims for tax or other refunds against any Governmental Authority relating to any Pledged Collateral or any other Collateral.

“Goodwill” means, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including all goodwill connected with the use of and symbolized by (i) any Intellectual Property in which such Grantor has any interest and (ii) all lines of such Grantor’s business.

“Grantor” has the meaning assigned to such term in the Preamble hereof.

“Guarantors” has the meaning assigned to such term in the Preamble hereof.

“Instruments” means, collectively, with respect to each Grantor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property” means, collectively, all patents, patent applications, rights and interests in patents, trademarks, trade names, service marks, names and likenesses, copyrights and rights under copyright, technology, trade secrets, proprietary information, confidential information, uniform resource locations (URLs), domain names, data, software, know-how and processes, and all registrations and applications for the foregoing, and all rights and interests in the foregoing, including, without limitation, all Trade Secrets, Licenses and Goodwill.

“Intellectual Property Collateral” means all Intellectual Property that constitutes Pledged Collateral.

“Intercompany Notes” means, with respect to each Grantor, all intercompany notes owned or acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

"Inventory" means (i) all "inventory" as defined in the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any business of any Grantor; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Property” means a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account.

“IP Security Agreement Supplement” means each supplement to a short-form security agreement with respect to Intellectual Property Collateral executed and delivered by any Grantor in favor of the Secured Party, in form and substance reasonably satisfactory to the Secured Party.

“Lender” has the meaning assigned to such term in the recitals hereto.

“Licenses” means, collectively, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Intellectual Property Collateral, whether a Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property Collateral.

“Loan Agreement” has the meaning assigned to such term in the recitals hereto.

“Perfection Certificate” means, with respect to any Grantor, that certain perfection certificate dated the date hereof executed and delivered by such Grantor to Secured Party, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Secured Party) executed and delivered by such Grantor to the Secured Party pursuant Section 3.18.

“Permitted Collateral Liens” means Liens permitted under Sections 8.02(a) through (i) of the Loan Agreement.

“Pledge Supplement” has the meaning assigned to such term in Section 4.1.

“Pledged Collateral” has the meaning assigned to such term in Section 2.1.

“Pledged Securities” means, collectively, all Securities constituting Pledged Collateral.

“Secured Party” has the meaning assigned to such term in the Preamble hereof.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Collateral” means, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Trade Secrets” means, collectively, with respect to each Grantor, all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to the goodwill connected with such Grantor’s business.

“Voting Stock” means, with respect to any Person, any class of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors (or equivalent governing body) of such Person.

Section 1.02  Interpretation.  The rules of interpretation specified in the Loan Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.  All references in this Agreement to “Grantors” shall mean the Grantors jointly and severally.

Section 1.03  Resolution of Drafting Ambiguities.  Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Secured Party) shall not be employed in the interpretation hereof.

Section 1.04  Perfection Certificates.  The Secured Party and each Secured Party agree that the Perfection Certificates and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II.

GRANT OF SECURITY AND FILINGS

Section 2.01  Grant of Security Interest.  As collateral security for the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations, each Grantor hereby pledges and grants to the Secured Party, for the benefit of the Secured Parties, a lien on and security interest in all of such Grantor’s right, title and interest in, to and under the following property, wherever located, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Pledged Collateral”):

(i)  all Accounts, and all receivables, collections and Money, contract rights, deposit accounts, Securities and Investment Property with respect thereto, and all of the Grantors’ rights, remedies, security, liens and Supporting Obligations, in, to and in respect of the foregoing, including rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, all guaranties or other contracts of suretyship with respect to the Accounts, all deposits or other security for the obligation of any account debtor, all credit and other insurance, and all Documents, General Intangibles, Instruments (including promissory notes), Chattel Paper, Commercial Tort Claims, Supporting Obligations, Letters of Credit and Letter-of-Credit Rights and all other collateral security, with respect to any of the foregoing;

(ii)  all Equipment, and all receivables, collections and Money, contract rights, deposit accounts, Securities and Investment Property with respect thereto, and all of the Grantors’ rights, remedies, security, liens and Supporting Obligations, in, to and in respect of the foregoing, including rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, all guaranties or other contracts of suretyship with respect to the Equipment, all deposits or other security for the obligation of any account debtor, all credit and other insurance, and all Documents, General Intangibles, Instruments (including promissory notes), Chattel Paper, Commercial Tort Claims, Supporting Obligations, Letters of Credit and Letter-of-Credit Rights and all other collateral security, with respect to any of the foregoing;

(iii)  all Inventory, and all receivables, collections and Money, contract rights, deposit accounts, Securities and Investment Property with respect thereto, and all of the Grantors’ rights, remedies, security, liens and Supporting Obligations, in, to and in respect of the foregoing, including rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, all guaranties or other contracts of suretyship with respect to the Inventory, all deposits or other security for the obligation of any account debtor, all credit and other insurance, and all Documents, General Intangibles, Instruments (including promissory notes), Chattel Paper, Commercial Tort Claims, Supporting Obligations, Letters of Credit and Letter-of-Credit Rights and all other collateral security, with respect to any of the foregoing;

(iv)  all Deposit Accounts and Securities Accounts established and maintained at Middlesex Savings Bank, and all Money, Securities, cash, checks, other negotiable instruments, funds and other evidences of payments held therein or credited thereto;

(v)  all Collateral Accounts;

(vi)  all books and Records relating to the Pledged Collateral; and

(vii)  without duplication, all Proceeds and products of each of the foregoing (including without limitation all Money, cash, Instruments, Securities and Deposit Accounts received as proceeds of any of the foregoing) and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Section 2.02  Filing Authorizations.

(a)  Each Grantor hereby irrevocably authorizes the Secured Party at any time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto relating to the Pledged Collateral, including (i) any financing or continuation statements or other documents without the signature of such Grantor where permitted by law and (ii) financing statements describing the Pledged Collateral as “all Accounts, Inventory and Equipment in which the Grantor now owns or hereafter acquires rights” or similar descriptions.

(b)  Each Grantor hereby ratifies its authorization for the Secured Party to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Pledged Collateral if filed prior to the date hereof.

(c)  Each Grantor hereby further authorizes the Secured Party to file filings or other documents for the purpose of creating, perfecting, confirming, continuing, enforcing, protecting or putting third parties on notice of the security interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Secured Party, as secured party.

ARTICLE III.

REPRESENTATIONS AND COVENANTS OF THE GRANTORS; FURTHER ASSURANCES

Each Grantor represents, warrants and covenants to and with the Secured Party for the benefit of the Secured Parties as follows:

Section 3.01  Ownership.  Such Grantor is and, as to Pledged Collateral acquired by it after the date hereof, will be, the sole beneficial owner of, and has and will have good and marketable title to, the Pledged Collateral in which it purports to grant a security interest pursuant to Section 2.1, and no Lien exists or will exist upon such Pledged Collateral at any time, except for Liens in favor of the Secured Party and other Permitted Collateral Liens.  No Person other than the Secured Party has control or possession of all or any part of the Pledged Collateral, except as permitted by the Loan Agreement or this Agreement.

Section 3.02  Chief Executive Office: Change of Name: Jurisdiction of Organization.

(a)  Schedule 3.2 hereto sets forth (i) such Grantor’s exact legal name, (ii) its state of incorporation or organization and (iii) the addresses of the chief executive offices, principal places of business and any other place of business of such Grantor and the locations of any Pledged Collateral (including Pledged Collateral located at warehouses and the like) and of all records concerning that portion of Pledged Collateral consisting of accounts receivable and other general intangibles.  Except as set forth on Schedule 3.2 hereto, during the five (5) years ended on the date hereof, neither such Grantor nor any of its predecessors-in-interest has conducted any business or sold any goods under any name (including any fictitious business or trade name) other than its legal name.

(b)  Until termination of this Agreement: (i) such Grantor will not change the jurisdiction of its incorporation or organization or move its chief executive office, principal place of business or office at which is kept its books and records (including computer printouts and programs) from the locations existing on the date hereof and listed on Schedule 3.2 hereto; (ii) such Grantor will not establish any offices or other places of business at any other location; (iii) such Grantor will not move any of the Pledged Collateral (other than Pledged Collateral in-transit or out for repair) to any location other than those locations existing on the date hereof and listed on Schedule 3.2 hereto; (iv) such Grantor will not change its name or do business under any other fictitious business names or trade names; unless, in each case of clauses (i), (ii), (iii) and (iv)  above, (x) such Grantor shall have given the Secured Party at least thirty (30) days’ prior written notice of its intention to do so, identifying the new location and providing such other information as the Secured Party deems necessary, and (y) such Grantor shall have delivered to the Secured Party such documentation (including Collateral Access Agreements), in form and substance reasonably satisfactory to the Secured Party and as required by the Secured Party, to preserve the perfection and priority of Secured Party’s security interest in the Pledged Collateral.  Without limiting the foregoing, such Grantor will at all times keep its books and records, servers, data warehouses and other material Collateral only at locations for which Collateral Access Agreements are in full force and effect.

Section 3.03  Validity of Security Interest.  Such Grantor confirms that value has been given to it by the Secured Party, and that it has rights in the Pledged Collateral.  The security interest in and Lien on the Pledged Collateral granted to the Secured Party hereunder constitutes and will constitute (i) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (ii) subject to the filings and other actions described in Schedule 3.3 hereto, a first-priority, perfected security interest in and Lien on the Pledged Collateral, subject only to Permitted Collateral Liens.

Section 3.04  Financing Statements and Other Filings: Maintenance of Perfected Security Interest.

(a)  All filings necessary to perfect the security interest granted by such Grantor to the Secured Party in respect of the Pledged Collateral have been delivered to the Secured Party in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental or other office specified in Schedule 3.3 hereto.

(b)  Without the prior written consent of the Secured Party, no Grantor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Pledged Collateral in which the Secured Party is not named as the sole secured party for the benefit of the Secured Parties, except financing statements in respect of Liens permitted under Section 8.02(b) of the Loan Agreement.

(c)  At the sole cost and expense of the Grantors, (i) such Grantor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected, first-priority security interest in favor of the Secured Party and (ii) such Grantor shall furnish to the Secured Party from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Secured Party may reasonably request, all in reasonable detail.

Section 3.05  Pledged Securities; Due Authorization and Issuance.  To the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, duly authorized, validly issued and fully paid and non-assessable.  All Pledged Securities when issued or acquired will be fully paid for, and such Grantor will not owe any amount or other obligation to any issuer of such Pledged Securities in exchange for or in connection with the issuance of such Pledged Securities or such Grantor’s status as a partner or a member of any issuer of such Pledged Securities.

Section 3.06  Deposit Accounts.  Such Grantor has neither opened nor maintains any Deposit Accounts other than the accounts listed in the Perfection Certificate and accounts established and maintained at the Lender, and such Grantor will maintain its primary U.S. domestic Deposit Accounts at the Lender.  The Secured Party has a perfected, first-priority security interest in each Deposit Account listed in Schedule 3.6 by Control, other than those designated therein as “Not Subject to a Control Agreement as of the Closing Date”; provided that, subject to the Post-Closing Agreement, each Grantor shall at all times cause all Pledged Collateral (including without limitation all Accounts, collections and receivables) to be deposited in or credited to only Deposit Accounts that are established at the Lender, subject to a Control Agreement or swept as set forth in Section 7.13 of the Loan Agreement.  No Grantor shall hereafter establish or maintain any Deposit Account except in compliance with the Loan Agreement and Post-Closing Agreement and unless the applicable Grantor shall have given the Secured Party at least 30 days’ prior written notice of its intention to establish such new Deposit Account with a bank.  The Secured Party agrees with each Grantor that the Secured Party shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing.  No Grantor shall grant Control of any of its primary U.S. domestic Deposit Accounts to any Person other than the Secured Party.

Section 3.07  Investment Property.

(a)  Such Grantor (1) has no Securities Accounts or Commodity Accounts other than those listed in the Perfection Certificate and the Secured Party has a perfected, first-priority security interest in any Securities Accounts and Commodity Accounts that constitute Pledged Collateral by Control; and (2) does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Securities and those maintained in Securities Accounts or Commodity Accounts listed in the Perfection Certificate.

(b)  Such Grantor shall not hereafter establish or maintain any Securities Account or Commodity Account that constitutes Pledged Collateral with any Securities Intermediary or Commodity Intermediary unless (1) the applicable Grantor shall have given the Secured Party at least 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Secured Party and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be.  Such Grantor shall accept any cash and Investment Property constituting Pledged Collateral in trust for the benefit of the Secured Party and within one (1) Business Day of actual receipt thereof, deposit any cash or such Investment Property and any new securities, instruments, documents or other property by reason of ownership of such Investment Property (other than payments of a kind described in Section 6.4), in each case constituting Pledged Collateral, received by it into an account over which the Secured Party has Control.  The Secured Party agrees with each Grantor that the Secured Party shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary unless an Event of Default has occurred and is continuing.  No Grantor shall grant control over any Investment Property to any Person other than the Secured Party.

(c)  All certificates, agreements or instruments representing or evidencing the Securities Collateral owned by such Grantor and in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, and the Secured Party has a perfected, first-priority security interest therein, subject to no other Liens.  If such Grantor shall at any time hold or acquire any certificated securities constituting Investment Property constituting Pledged Collateral, such Grantor shall promptly (a) endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Secured Party, or (b) deliver such securities into a Securities Account with respect to which a Control Agreement is in effect in favor of the Secured Party.  The Secured Party may, at any time upon the occurrence and during the continuance of any Event of Default, endorse, assign or otherwise transfer to or register in the name of the Secured Party or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder.  In addition, upon the occurrence and during the continuance of an Event of Default, the Secured Party may at any time exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

(d)  The Secured Party has a perfected, first-priority security interest in all uncertificated Pledged Securities pledged by such Grantor hereunder that are in existence on the date hereof, subject to no other Liens.  If any securities now or hereafter acquired by such Grantor constituting Investment Property that is Pledged Collateral are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Secured Party thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Secured Party, either (i) cause the issuer to agree to comply with instructions from the Secured Party as to such securities, without further consent of any Grantor or such nominee, (ii) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Secured Party has Control, (iii) arrange for the Secured Party to become the registered owner of the securities or (iv) at the Secured Party’s request, cause such Pledged Securities to become certificated and delivered to the Secured Party in accordance with Section 3.7(c).

(e)  As between the Secured Party and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Secured Party, a Securities Intermediary, Commodity Intermediary, any Grantor or any other Person; provided, that nothing contained in this paragraph shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Grantors or any other person under any Control Agreement or under applicable law.  Each Grantor shall promptly pay all Claims and fees with respect to the Investment Property and Pledged Securities pledged by it under this Agreement.  In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Secured Party may do so for the account of such Grantor, and the Grantors shall promptly reimburse and indemnify the Secured Party from all costs and expenses incurred by the Secured Party under this paragraph in accordance with the Loan Agreement.

Section 3.08  Instruments and Tangible Chattel Paper.  (i) No amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 3.8 hereto and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 3.8 hereto has been properly endorsed, assigned and delivered to the Secured Party, accompanied by instruments of transfer or assignment duly executed in blank.  If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Secured Party, exceeds $25,000 in the aggregate for all Grantors, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

Section 3.09  Electronic Chattel Paper and Transferable Records.  No amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 3.9.  If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Secured Party thereof and shall take such action as the Secured Party may reasonably request to vest in the Secured Party control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The requirement in the preceding sentence shall apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Secured Party has not been vested control within the meaning of the statutes described in this sentence exceeds $25,000 in the aggregate for all Grantors.  The Secured Party agrees with such Grantor that the Secured Party will arrange, pursuant to procedures satisfactory to the Secured Party and so long as such procedures will not result in the Secured Party’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

Section 3.10  Letter-of-Credit Rights.  If such Grantor is at any time a beneficiary under a letter of credit constituting Pledged Collateral now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Secured Party thereof and such Grantor shall, at the request of the Secured Party, pursuant to an agreement in form and substance reasonably satisfactory to the Secured Party, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Secured Party of the proceeds of any drawing under the letter of credit or (ii) arrange for the Secured Party to become the transferee beneficiary of such letter of credit, with the Secured Party agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Loan Agreement.  The actions in the preceding sentence shall be taken to the extent that the amount under such letter of credit, together with all amounts under letters of credit for which the actions described above in clause (i) and (ii) have not been taken, exceeds $25,000 in the aggregate for all Grantors.

Section 3.11  Commercial Tort Claims.  As of the date hereof, such Grantor hereby represents and warrants that it holds no Commercial Tort Claims constituting Pledged Collateral other than those listed in Schedule 3.11.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim in connection with any Pledged Collateral having a value, together with all other such Commercial Tort Claims of all Grantors in which the Secured Party does not have a security interest, in excess of $25,000 in the aggregate, such Grantor shall immediately notify the Secured Party in writing signed by such Grantor of the brief details thereof and grant to the Secured Party in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Secured Party.

Section 3.12  Intellectual Property .  There are no assertions or claims challenging the validity of any of the material Intellectual Property Collateral.  To the best knowledge of such Grantor, the business of such Grantor as now conducted and proposed to be conducted does not conflict with any issued patents, patent rights, licenses, registered trademarks, trademark rights, trade names, trade name rights or registered copyrights of others.  There is no infringement of any material Intellectual Property Collateral of such Grantor.

Section 3.13  Collateral Access Agreements; Inventory.

(a)  It is the intention of the parties hereto that none of the Pledged Collateral shall become fixtures and such Grantor shall take all reasonable action or actions as may be necessary to prevent any of the Pledged Collateral from becoming fixtures.  No Grantor shall affix any of the Pledged Collateral to real property in any manner which would change its nature from that of personal property to real property or to a fixture.

(b)  Such Grantor will obtain a Collateral Access Agreement from all bailees and landlords, as applicable, who from time to time have possession of Pledged Collateral in the ordinary course of such Grantor’s business, as the Secured Party may reasonably request; provided that the foregoing shall not be required if the value of the Pledged Collateral held by such bailee or landlord is less than $25,000; provided, further, that the aggregate value of the Pledged Collateral held by all such bailees and landlords who have not delivered a Collateral Access Agreement is less than $25,000.

(c)  Such Grantor’s inventory with an aggregate value in excess of $25,000 is not currently maintained and will not be maintained with any bailee that issues negotiable warehouse receipts or other negotiable instruments therefor.  Such Grantor agrees that if, notwithstanding the foregoing, any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its inventory (or any other Pledged Collateral), such receipt shall not be “negotiable” (as such term is used in the UCC or under other relevant law).  If, notwithstanding the foregoing, any negotiable warehouse receipts or other negotiable documents are issued with respect to any of the inventory (or other Pledged Collateral) with an aggregate value in excess of $25,000, all such instruments shall be held for the benefit of the Secured Party and shall be immediately endorsed to the order of the Secured Party and delivered by Grantor to the Secured Party to be held by the Secured Party as Pledged Collateral hereunder.  In addition, at the request of the Secured Party (and each Grantor hereby acknowledges and agrees that such request shall be deemed to be made in respect of any Grantor’s inventory with an aggregate value in excess of $25,000), such Grantor will notify all warehousemen, bailees, agents, processors and other similar Persons of the Lien created pursuant to the Security Documents and will cause each to hold all Pledged Collateral for the account of, and subject to the instructions of, the Secured Party.

Section 3.14  [Reserved].

Section 3.15  Third-Party Agreements.

(a)  Except as set forth on Schedule 3.15, neither the granting of the Liens in favor of the Secured Party hereunder nor the exercise of remedies in respect thereof will constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor under, or constitute or result in a default, breach or termination pursuant to the terms of, or otherwise permit the termination of, any lease, contract, property right or other agreement as to which any Grantor is party, owner or beneficiary and with respect which such Grantor receives or is entitled to receive aggregate gross revenues in excess of $25,000 in any 12-month period (other than to the extent that any such limitation or restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC) or provides that the collateral assignment of or granting of a Lien on such lease, contract, property right or agreement is prohibited or would be null and void without the consent of the applicable counterparty thereto.

(b)  Such Grantor will, to the extent permitted by applicable law, and at the request of the Secured Party, specifically assign to the Secured Party all federal government contracts and will (upon request of the Secured Party) cooperate with the Secured Party in giving notice of such assignment pursuant to the Federal Assignment of Claims Act.  Such Grantor will cooperate with the Secured Party in providing such further information with respect to contracts with any governmental authority as the Secured Party may reasonably request and will provide such instruments of further assurance with respect to such contracts as the Secured Party may reasonably request.

Section 3.16  Insurance.  In the event that the proceeds of any insurance claim are paid after the Secured Party has exercised its right to foreclose during the continuance of an Event of Default, such Net Cash Proceeds shall be paid to the Secured Party to satisfy any deficiency remaining after such foreclosure.

Section 3.17  Contesting Liens; Claims.  All Claims imposed upon or assessed against the Pledged Collateral have been paid and discharged except to the extent such Claims constitute a Lien not yet due and payable which is a Permitted Collateral Lien.  Notwithstanding the foregoing provisions of this Section 3.17, (i) no contest of any such obligation may be pursued by such Grantor if such contest would expose the Secured Party or any other Secured Party to (A) any possible criminal liability or (B) any additional civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Secured Party or such Secured Party, and (ii) if at any time payment or performance of any obligation contested by such Grantor pursuant to this Section 3.17 shall become necessary to prevent the imposition of remedies because of non-payment, such Grantor shall pay or perform the same in sufficient time to prevent the imposition of remedies in respect of such default or prospective default.  Each Grantor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and defend the Lien thereon granted to the Secured Party and the priority thereof against all claims and demands of all Persons at any time claiming any interest therein adverse to the Secured Party or any other Secured Party, other than Permitted Collateral Liens (other than Contested Liens).

Section 3.18  Joinder of Additional Grantors.  The Grantors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any property to the Secured Party pursuant to Section 7.10 of the Loan Agreement, (a) to execute and deliver to the Secured Party (i) any applicable supplements to the Security Documents and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which such Subsidiary was acquired or created and (b) in the case of a Subsidiary organized outside of the United States, to execute and deliver such documentation as the Secured Party may reasonably request.

Section 3.19  Further Assurances.  Each Grantor shall take such further actions, provide such information, and execute and deliver to the Secured Party such additional documents as the Secured Party deems necessary or reasonably advisable to perfect, preserve and protect its security interest in the Pledged Collateral and the rights and interests granted to the Secured Party hereunder, to fully effect the purposes hereof or permit the Secured Party to exercise and enforce its rights, powers and remedies with respect to any Pledged Collateral.  In the event that the Secured Party desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Secured Party, such Grantor agrees to use its best efforts to assist and aid the Secured Party to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.  If an Event of Default has occurred and is continuing, the Secured Party may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Secured Party may be advised by counsel are necessary or expedient to prevent any impairment of the security interest in (or the perfection thereof) the Pledged Collateral.  All of the foregoing shall be at the sole cost and expense of the Grantors.

ARTICLE IV.

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

Section 4.01  Pledge of Additional Securities Collateral.  Each Grantor shall, upon obtaining any Pledged Securities or Intercompany Notes of any Person, accept the same in trust for the benefit of the Secured Party and forthwith deliver to the Secured Party a Pledge Supplement, duly executed by such Grantor, in substantially the form of Exhibit D hereto (each, a “Pledge Supplement”), and the certificates and other documents required under Section 3.7 in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes.  Each Grantor hereby authorizes the Secured Party to attach each Pledge Supplement to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Supplement shall constitute Pledged Collateral for all purposes of the Financing Documents.

Section 4.02  Voting Rights; Distributions: etc.

(a)  So long as no Event of Default shall have occurred and be continuing, each Grantor may exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Loan Agreement or any other Financing Document; provided, that no Grantor shall in any event exercise such rights in any manner that is inconsistent with the terms of any Financing Document or which could reasonably be expected to have a Material Adverse Effect.  For avoidance of doubt, any and all Distributions in the form of securities, and all Distributions which are received by any Grantor contrary to Section 4.2(a), shall be forthwith delivered to the Secured Party to hold as Pledged Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Secured Party, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)  If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Secured Party or any other Secured Party exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or any Financing Document, (i) all rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 4.2(a) shall cease, and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right to exercise such voting and other consensual rights, (ii) all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to the Loan Agreement shall cease, and all dividends and other Distributions shall be paid directly to the Secured Party and retained by the Secured Party in the Collateral Account as part of the Pledged Collateral, and (iii) if the Secured Party shall so request in writing, the Grantors jointly and severally agree to execute and deliver to the Secured Party appropriate additional instruments, dividend, distribution and other orders and documents to that end.

Section 4.03  Defaults, etc.  Each Grantor represents and warrants to the Secured Party for the benefit of the Secured Parties that:  (i) such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Securities pledged by such Grantor, (ii) such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder, (iii) no Securities Collateral pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto, and (iv) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Constitutive documents and certificates, if any, delivered to the Secured Party) which evidence any Pledged Securities of such Grantor.

Section 4.04  Certain Agreements of Grantors As Issuers and Holders of Equity Interests.  In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.  In the case of each Grantor which is a partner in a partnership, limited liability company or other entity, such Grantor hereby consents, to the extent required by the applicable Constitutive document, to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Secured Party or its nominee and to the substitution of the Secured Party or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

ARTICLE V.

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

Section 5.01  Grant of License.  Each Grantor hereby grants to the Secured Party an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any and all of the Intellectual Property Collateral now owned or licensed or hereafter acquired or licensed by such Grantor, wherever the same may be located, in each case, for the purpose of enabling the Secured Party, during the continuance of an Event of Default, to exercise rights and remedies under Article 7 hereof at such time as the Secured Party shall be lawfully entitled to exercise such rights and remedies, and for no other purpose.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

Section 5.02  Protection of Secured Party’s Security.  So long as a Default has occurred and is continuing, each Grantor shall, at such Grantor’s cost and expense, (i) promptly following its becoming aware thereof, notify the Secured Party of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office (or equivalent foreign office) with respect to any material Intellectual Property Collateral or (B) the institution of any proceeding or any adverse determination in any federal, state, local or foreign court or administrative body regarding such Grantor’s claim of ownership in or right to use any material Intellectual Property Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect material Intellectual Property Collateral, (iii) not permit to lapse or become abandoned any material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral, in each case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Grantor obtaining knowledge thereof, promptly notify the Secured Party in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any material Intellectual Property Collateral, the ability of such Grantor or the Secured Party to use, exploit, license or dispose of such Intellectual Property Collateral or any portion thereof or the rights and remedies of the Secured Party in relation thereto including a levy or threat of levy or any legal process against such Intellectual Property Collateral or any portion thereof, (v) not license any material Intellectual Property Collateral other than licenses entered into by such Grantor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Intellectual Property Collateral or the Lien on and security interest in such Intellectual Property Collateral intended to be granted to the Secured Party for the benefit of the Secured Parties, without the consent of the Secured Party, (vi) diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Secured Party from time to time at the Secured Party’s request reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Secured Party may from time to time reasonably request.

Section 5.03  After-Acquired Property.  If any Grantor shall (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this Section 5.3 with respect to such Grantor shall automatically constitute Intellectual Property Collateral and continue to be subject to the Lien and security interest created by this Agreement without further action by any party.  If a Default has occurred and is continuing, each Grantor shall promptly provide to the Secured Party written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 5.3 by delivering and filing such IP Security Agreement Supplements, instruments or other documents as the Secured Party may request to preserve, protect or perfect the Secured Party’s security interest in such Intellectual Property Collateral.  Further, each Grantor authorizes the Secured Party to modify this Agreement by amending Schedule 5.3 to include any Intellectual Property of such Grantor acquired or arising after the date hereof.

Section 5.04  Litigation.  Unless an Event of Default has occurred and is continuing, each Grantor may commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, misappropriation, invalidation, abandonment, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to preserve and protect the Intellectual Property Collateral.  Upon the occurrence and during the continuance of any Event of Default, the Secured Party may, but shall in no way be obligated to, file applications for preservation and protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor or any Secured Party to enforce the Intellectual Property Collateral.  In the event of such suit, each Grantor shall, at the reasonable request of the Secured Party, do any and all lawful acts and execute any and all documents requested by the Secured Party in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Secured Party for all costs and expenses incurred by the Secured Party in the exercise of its rights under this Section 5.4 in accordance with the Loan Agreement.

ARTICLE VI.

CERTAIN PROVISIONS CONCERNING ACCOUNTS

Section 6.01  Maintenance of Records.  Each Grantor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Each Grantor shall, at such Grantor’s cost and expense, upon the Secured Party’s demand made at any time after the occurrence and during the continuance of any Default, deliver all tangible evidence of Accounts, including all documents evidencing Accounts and any books and records relating thereto to the Secured Party or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  Upon the occurrence and during the continuance of any Event of Default, the Secured Party may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Secured Party’s security interest therein without the consent of any Grantor.

Section 6.02  Legend.  Each Grantor shall legend, at the request of the Secured Party and in form and manner reasonably satisfactory to the Secured Party, the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been collaterally assigned to the Secured Party and that the Secured Party has a security interest therein.

Section 6.03  Modification of Terms, etc.  No Grantor shall (i) rescind or cancel any obligations evidenced by any Account, (ii) modify any term thereof or make any adjustment with respect thereto, (iii) extend or renew any such obligations, (iv) compromise or settle any dispute, claim, suit or legal proceeding relating thereto or (v) sell any Account or interest therein, except, in each case, in the ordinary course of business consistent with prudent business practice.

Section 6.04  Collection.  Each Grantor shall cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business and consistent with prudent business practice, any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Grantor may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as are commercially reasonable in the circumstances, all in accordance with such Grantor’s ordinary course of business consistent with its collection practices as in effect from time to time.  If an Event of Default has occurred and is continuing, the Secured Party in its own name or in the name of its designee may at any time communicate with Account Debtors to verify with them to the Secured Party’s satisfaction the existence, amount and terms of any Accounts.  At the Secured Party’s request, if an Event of Default has occurred and is continuing, each Grantor will notify the Account Debtors that the Accounts have been assigned to the Secured Party and will direct such Grantor’s Account Debtors to directly remit to the Secured Party all cash and other payments received by such Grantor (or, in the case of account debtors, payable to such Grantor), including all payments in respect of Accounts, all payments constituting proceeds of Inventory or other Pledged Collateral, all tax, duty and other cash refunds, and all other cash payments, in each case in the identical form in which such payments are made, whether by cash, check or other manner.  The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Grantor or any Secured Party, shall be paid by the Grantors.

Section 6.05  Accounts.  Borrower represents and warrants to the Secured Party for the benefit of the Secured Parties that the Accounts are bona fide, existing obligations of the Account Debtors.

ARTICLE VII.

REMEDIES

Section 7.01  Remedies.  Upon the occurrence and during the continuance of any Event of Default the Secured Party may (but shall not be obligated to) from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies, in accordance with applicable law:

(a)  personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Grantor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(b)  demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral, including instructing the account debtors or obligors on any Account, agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such Account, agreement, instrument or other obligation directly to the Secured Party, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, that if any such payments are made directly to any Grantor, prior to receipt by any such account debtor or obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Secured Party and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Secured Party;

(c)  sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d)  take possession of the Pledged Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Secured Party at any place or places so designated by the Secured Party, in which event such Grantor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by the Secured Party and therewith delivered to the Secured Party, (ii) store and keep any Pledged Collateral so delivered to the Secured Party at such place or places pending further action by the Secured Party and (iii) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Each Grantor’s obligation to deliver the Pledged Collateral as contemplated in this Section 7.1(d) is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Secured Party shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(e)  withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Pledged Collateral for application to the Secured Obligations as provided in Section 7.7 hereof;

(f)  retain and apply the Distributions to the Secured Obligations as provided in Section 7.7 hereof;

(g)  exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(h)  exercise any and all rights and remedies of a secured party under the UCC and under all applicable laws, and the Secured Party may also in its sole discretion, without notice except as specified in Section 7.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable.  The Secured Party or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of any Pledged Collateral payable by such person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

Section 7.02  Notice of Sale.  Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by law, ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Grantor if it has signed, in accordance with applicable law, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

Section 7.03  Waivers.  Each Grantor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Secured Party’s taking possession or the Secured Party’s disposition of any of the Pledged Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Secured Party’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law.  Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

Section 7.04  Certain Sales of Pledged Collateral.

(a)  Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Secured Party maybe compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Secured Party than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Secured Party shall have no obligation to engage in public sales in respect of such Pledged Collateral.

(b)  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Party than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)  If the Secured Party determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Secured Party all such information as the Secured Party may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Secured Party as exempt transactions under the Securities Act and the rules of the SEC thereunder.

(d)  Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.4 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

Section 7.05  No Waiver; Cumulative Remedies.

(a)  No failure on the part of the Secured Party to exercise, no course of dealing with respect to, and no delay on the part of the Secured Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Secured Party be required to look first to, enforce or exhaust any other security, collateral or guaranties.  The remedies herein provided are cumulative and are not exclusive, of any remedies provided by law.

(b)  In the event that the Secured Party shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Secured Party, then and in every such case, the Grantors, each Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Secured Parties shall continue as if no such proceeding had been instituted.

Section 7.06  Intellectual Property.  If any Event of Default shall have occurred and be continuing, upon the written demand of the Secured Party, each Grantor shall execute and deliver to the Secured Party an assignment or further license of the Intellectual Property Collateral, in whole or in part as the Secured Party determines, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

Section 7.07  Application of Proceeds.  The proceeds received by the Secured Party in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Secured Party of its remedies shall be applied, together with any other sums then held by the Secured Party pursuant to this Agreement, in accordance with Section 9.02 of the Loan Agreement.  In the event that the proceeds of any sale, collection or other realization of the Pledged Collateral are insufficient to effect the Discharge of Obligations, the Grantors shall remain jointly and severally liable for any deficiency.

Section 7.08  Collateral Account.  The Secured Party may in its discretion cause to be established at a banking institution to be selected by the Secured Party a cash collateral account (the “Collateral Account”) in the name and under the sole dominion and Control of the Secured Party, into which there shall be deposited from time to time the cash proceeds of any Pledged Collateral and other Collateral (including insurance proceeds) required to be delivered to the Secured Party pursuant to the Financing Documents.  The balance from time to time in any such Collateral Account shall constitute part of the Pledged Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as specified in the Loan Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01  Concerning Secured Party.  The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Secured Party, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that none of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

Section 8.02  Secured Party May Perform; Secured Party Appointed Attorney-in-Fact.

(a)  If any Grantor shall fail to perform any covenants contained in this Agreement (including such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Grantor under any Pledged Collateral) or if any representation or warranty on the part of any Grantor contained herein shall be breached, the Secured Party may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, that the Secured Party shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby and which such Grantor does not contest in accordance with Section 3.17.  Any and all amounts so expended by the Secured Party shall be paid by the Grantors in accordance with Section 11.03 of the Loan Agreement.  Neither this Section 8.2 nor any action taken by the Secured Party pursuant to this Section 8.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of any representation or warranty from constituting a Default.

(b)  Each Grantor hereby irrevocably appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument consistent with the terms of the Loan Agreement, this Agreement and the other Financing Documents which the Secured Party may deem necessary or advisable to accomplish the purposes hereof, and, without limiting the generality of the foregoing, hereby gives said attorney the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, (i) upon the occurrence and continuance of an Event of Default, to endorse the names of such Grantor on any checks, notes, drafts or other forms of payment or security that may come into the possession of the Secured Party or any Affiliate of the Secured Party, to sign such Grantor’s name on invoices or bills-of-lading, drafts against customers, notices of assignment, verifications and schedules, and (ii) upon the occurrence and continuance of an Event of Default, to sell, transfer, pledge, make any arrangement with respect to or otherwise dispose of or deal with any of the Pledged Collateral in accordance with the UCC.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 8.03  Continuing Security Interest; Assignment.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and the other Secured Parties and each of their respective successors, transferees and assigns.  No other persons (including any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto.

Section 8.04  Reinstatement; Termination.

(a)  Notwithstanding any provision to the contrary contained herein, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Party in respect of the Pledged Collateral, any other Collateral or the Secured Obligations is rescinded, or must otherwise be restored or returned by the Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Grantor or any of its Affiliates or any guarantor of all or any part of the Secured Obligations, or upon the appointment of any intervenor, receiver or conservator of, or trustee or similar official for, any Grantor or any such Affiliate or guarantor, or any substantial part of their respective properties or assets, or otherwise, all as though such payment had not been made.

(b)  Subject to reinstatement as provided in Section 8.4(a), after the Discharge of Obligations has occurred, this Agreement shall terminate, and the Secured Party shall, upon the request and at the sole cost and expense of the Grantors, (i) cause to be assigned, transferred and delivered to the applicable Grantors, against receipt and without recourse to or warranty or representation by the Secured Party, any remaining Pledged Collateral, to or on the order of the respective Grantor, and (ii) execute and deliver such UCC-3 termination statements, certificates for terminating the Liens on motor vehicles and such other documents as are necessary to terminate the Secured Party’s Lien on the Pledged Collateral.

Section 8.05  Amendments.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the Loan Agreement and unless in writing and signed by the Secured Party.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

Section 8.06  Notices.  Unless otherwise provided herein or in the Loan Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner (and at the address) and become effective as provided in the Loan Agreement.

Section 8.07  Governing Law, Consent to Jurisdiction and Service of Process; WAIVER OF JURY TRIAL.

(a)  Section 11.09 of the Loan Agreement is incorporated herein by reference, as if set forth herein in full, mutatis mutandis; provided that, as incorporated herein, each reference therein to “this Agreement” or the like shall be deemed to be a reference to this Agreement.

(b)  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.08  Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.09  Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10  Marshalling.  The Secured Party shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights of the Secured Party hereunder or in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  Each Grantor hereby agrees that it will not invoke any applicable law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Secured Party’s rights under this Agreement or under any other Instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and each Grantor hereby irrevocably waives the benefits of all such laws.

Section 8.11  No Credit for Payment of Taxes or Imposition.  No Grantor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Loan Agreement, and no Grantor shall be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

Section 8.12  No Claims Against Secured Party.  Nothing contained in this Agreement shall constitute any consent or request by the Secured Party, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Grantor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Secured Party in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

Section 8.13  Grantors Remain Liable.  Nothing set forth in this Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any agreements or Instruments included in the Pledged Collateral, or any other Pledged Collateral, at any time prior to the sale, assignment or transfer of such agreements, Instruments or other Pledged Collateral in accordance with this Agreement or from any liability to any person under or in respect of any of such agreements, Instruments or other Pledged Collateral or shall impose any obligation on any Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on any Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement, the Loan Agreement or the other Financing Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith.  The obligations of each Grantor contained in this Section 8.13 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Agreement, the Loan Agreement and the other Financing Documents.

Section 8.14  Obligations Absolute.  All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(i)  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor,

(ii)  any lack of validity or enforceability of the Loan Agreement or any other Financing Document, or any other agreement or instrument relating thereto;

(iii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the any Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement or any other Financing Document or any other agreement or instrument relating thereto;

(iv)  any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)  any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Loan Agreement or any other Financing Document except as specifically set forth in a waiver granted pursuant to Section 8.5; or

(vi)  any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor.

Section 8.15  ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Grantors and the Secured Party have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BORROWER

VALPEY-FISHER CORPORATION

By:	/s/Michael J. Kroll
Name:	Michael J. Kroll
Title:	VP, Treasurer and CFO

GUARANTORS

[None on the date hereof]

SECURED PARTY

MIDDLESEX SAVINGS BANK,
as Secured Party

By:	/s/ Tony Zhang
Name:	Tony Zhang
Title:	VP

SCHEDULES

Schedule 3.2	Names; Incorporation; Chief Executive Offices, etc.
Schedule 3.3	Filing Actions
Schedule 3.5	Pledged Securities
Schedule 3.6	Deposit Accounts
Schedule 3.7(a)	Securities Accounts and Commodities Accounts
Schedule 3.8	Instruments and Tangible Chattel Paper
Schedule 3.9	Electronic Chattel Paper
Schedule 3.11	Commercial Tort Claims
Schedule 3.12	Intellectual Property
Schedule 3.15	Third-Party Agreements
Schedule 5.3	After-Acquired Intellectual Property

EXHIBITS

Exhibit A	[reserved]
Exhibit B	[reserved]
Exhibit C	[reserved]
Exhibit D	Form of Pledge Supplement

Copies of the above schedules are not included and will be furnished to the Securities and Exchange Commission upon request.